Exhibit 8.1

January 10, 2013

The Allstate Corporation

2775 Sanders Road
Northbrook, Illinois, 60062

RE:      THE ALLSTATE CORPORATION
5.100% FIXED-TO-FLOATING RATE SUBORDINATED DEBENTURES DUE 2053

Ladies and Gentlemen:

We have acted as special counsel to The Allstate Corporation, a Delaware corporation (the “Company”), in connection with the issuance and sale of $500 million in aggregate principal amount of its 5.100% Fixed-to-Floating Rate Subordinated Debentures due 2053 (the “Securities”), as described in the prospectus supplement, filed with the Securities and Exchange Commission on January 4, 2013 (the “Prospectus Supplement”), to the prospectus included in the Registration Statement on Form S-3 (File No. 333-181059) under the Securities Act of 1933, as amended (the “Securities Act”), dated April 30, 2012.

We hereby confirm to you our opinion as set forth under the heading “Certain Material United States Federal Income Tax Considerations” in the Prospectus Supplement, subject to the limitations set forth therein.

We hereby consent to the filing of this opinion as an exhibit to the Company’s Form 8-K to be filed in connection with the issuance and sale of the Securities, and to the reference to us under the heading “Certain Material United States Federal Income Tax Considerations” in the Prospectus Supplement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ WILLKIE FARR & GALLAGHER LLP